CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Northern Lights Variable Trust and to the use of our report dated February 14, 2012 on the financial statements and financial highlights of TOPS Aggressive Growth ETF Portfolio, TOPS Balanced ETF Portfolio, TOPS Capital Preservation ETF Portfolio, TOPS Growth ETF Portfolio, TOPS Moderate Growth ETF Portfolio, TOPS Protected Balanced ETF Portfolio, TOPS Protected Growth ETF Portfolio and TOPS Protected Moderate Growth ETF Portfolio, each a series of shares of beneficial interest of Northern Lights Variable Trust.  Such financial statements and financial highlights appear in the 2011 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

April 16, 2012